Exhibit 5.1

[MILLER & MARTIN PLLC LETTERHEAD]

June 16, 2009

HealthTronics, Inc.

9825 Spectrum Drive

Building 3

Austin, Texas 78717

Re:	HealthTronics, Inc. –
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to HealthTronics, Inc. (the “Company”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-4, as amended (the “Registration Statement”) of 7,573,969 shares of the Company’s common stock, no par value (the “Shares”).

The opinions set forth below are given pursuant to Item 21 of Form S-4 and Item 601(b)(5) of Regulation S-K.

In furnishing this opinion, we have examined such corporate and other records as we have deemed necessary or appropriate to provide a basis for the opinion set forth below. This opinion is given as of the date hereof and is based on facts and conditions presently known and laws and regulations presently in effect.

On the basis of the foregoing, we are of the opinion that the Shares covered by the Registration Statement, when issued under the circumstances described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we hereby consent to the reference made to us under the heading “Legal Matters” set forth in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Miller & Martin PLLC